Exhibit 10.11

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) dated as of February 3, 2019 is by and among Steven Yi (the “Executive”), QuoteLab, LLC, a Delaware limited liability company (the “Company”), QuoteLab Holdings, Inc., a Delaware corporation (“QLH”), and QL Holdings LLC, a Delaware limited liability company (“QL Holdings”).

WITNESSETH:

WHEREAS, the Company, QLH, QL Holdings, and the Executive are parties to that certain Employment Agreement, dated as of March 14, 2014 (the “Original Employment Agreement”);

WHEREAS, the Executive holds 1,750,000 shares of common stock, representing 35% of the fully-diluted capital stock, of QLH;

WHEREAS, the Executive is the direct record and beneficial owner of 114,632 Class A Common Units (“Class A Units”) of QL Holdings (the “Direct Executive Units”) and indirect beneficial owner of 27,209.6 Class A Units held of record by QLH (the “QLH Indirect Units”, and collectively with the Direct Executive Units and any Class B Units issued to the Executive pursuant to the Additional Equity Grant (as hereinafter defined) or otherwise, the “Executive Units”);

WHEREAS, QL Holdings has entered into a Securities Purchase Agreement, dated as of the date hereof (the “SPA”), pursuant to which QL Holdings will issue Class A Units to certain third-party investors as more fully set forth in the SPA (the “Transaction”);

WHEREAS, concurrently with the consummation of the Transaction, the Company and its Unitholders will enter into the Second Amended and Restated Limited Liability Company Agreement of QL Holdings (the “QL Holdings LLC Agreement”);

WHEREAS, in connection with the consummation of the Transaction, the Company desires to continue the services and employment of the Executive, and the Executive desires to be employed by the Company, all in accordance with the terms and subject to the conditions set forth in this Agreement;

WHEREAS, by entering into this Agreement, the Executive and the Company desire to terminate the Original Employment Agreement in its entirety, and following the Effective Date (as defined below) the Original Employment Agreement shall be of no further force or effect; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in the QL Holdings LLC Agreement.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment with the Company.

2. Term. The term of employment of the Executive pursuant to this Agreement shall be the term commencing on the date of consummation of the Transaction (the “Effective Date”), and shall expire when terminated pursuant to Section 5 hereof. The term of employment shall be referred to herein as the “Term”. For the avoidance of doubt, if the SPA is terminated in accordance with its terms and the Transaction is not consummated, (i) this Agreement shall be null and void ab initio and of no force or effect, without any liability to any party hereto or to any other person, and (ii) the Original Employment Agreement shall continue to apply in full force and effect.

3. Duties and Responsibilities.

(a) The Executive shall serve the Company as its Chief Executive Officer, reporting directly to the Board of Directors of QL Holdings (the “Board”) or its designee.

(b) The Executive shall be employed by the Company on a full-time basis and during the Term shall perform the duties and responsibilities, and shall have the powers and authority, as are normally associated with the office of Chief Executive Officer and shall have such other duties, responsibilities, power and authority as may be reasonably designated from time to time by the Board.

(c) Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its Affiliates’ policies and procedures in all material respects. In performing his duties and exercising his authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company’s and its Affiliates’ efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board.

(d) During the Term, the Executive shall devote all of his business time, attention and efforts, as well as his business judgment, skill and knowledge exclusively to the advancement of the business and the interests of the Company and its Affiliates, and to the discharge of his duties hereunder; provided, however, that the Executive may make and manage passive personal investments on behalf of the Executive and his family, or engage in other activities for any civic or non-profit institution, provided that such activities do not conflict with the interests of the Company or its Affiliates or otherwise interfere with the discharge of the Executive’s duties and responsibilities hereunder. For the avoidance of doubt, during the Term, the Executive shall not devote any of his time or efforts to the development, advancement or operation of any other for-profit venture or activity.

(e) To induce the Company to enter into this Agreement, the Executive represents and warrants to the Company that the Executive is not a party to or subject to any employment agreement or arrangement with any other person, firm, company, corporation or other business entity, and the Executive is subject to no restraint, limitation or restriction by virtue of any agreement or arrangement, or by virtue of any law or rule of law or otherwise which would impair the Executive’s right or ability (i) to enter the employ of the Company or (ii) to perform fully his duties and obligations pursuant to this Agreement.

4. Compensation.

(a) General. For all services rendered by the Executive to the Company, the Company shall pay or cause to be paid to the Executive the payments and benefits set forth in this Section 4.

(b) Base Salary. The Company shall pay the Executive a base salary at the rate of $500,000 per annum (as adjusted from time to time pursuant to this Section 4(b), “Base Salary”), payable in accordance with the Company’s regular payroll practices, as such practices may be modified from time to time. The Executive’s Base Salary shall be subject to annual review by the Board or the Company’s Compensation Committee (the “Committee”), and may be increased, but not decreased below its then current level, from time to time by the Board or the Committee.

(c) Annual Bonus. During the Term, the Executive shall be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of 100% of the Executive’s Base Salary (the “Target Bonus”), upon the attainment of one or more pre-established performance goals established by the Board or the Committee in its sole discretion. The Annual Bonus, if any, shall be paid in a single lump sum during the calendar year following the calendar year with respect to which it is earned and as soon as reasonably practicable (but in any event, within 30 days) following completion of the annual audit of the Company’s financial statements (on a consolidated basis) for the year to which the bonus relates, or such earlier date as is approved by the Board, and any earned annual bonus shall not be subject to further vesting or, except as may be elected by the Executive in compliance with Section 409A of the Code, deferral.

(d) Equity Grant. On the Effective Date, QL Holdings shall grant the Executive such number of Class B Units of QL Holdings equal to two percent (2%) (on a fully-diluted basis) of the Class A Units and Class B Units as of the Effective Date (calculated, for this purpose, as if the entire pool of authorized Class B Units under Section 3.03 of the QL Holdings LLC Agreement has been fully allocated, and after giving effect to the Transaction) (the “Additional Equity Grant”). The Additional Equity Grant shall be subject to the terms of the QL Holdings LLC Agreement and an award agreement to be entered into by the Executive and QL Holdings prior to the grant of the Additional Equity Grant, which award agreements shall have terms and conditions that are substantially similar to the Company’s standard award agreement form used for restricted unit awards, provided, that the following terms shall apply:

(i) to the extent more favorable to the Executive, the terms and definitions in this Agreement shall govern and apply to the Additional Equity Grant (including, without limitation, the definitions of “Cause” and “Good Reason”);

(ii) the Additional Equity Grant shall vest in full upon a Company Sale, subject to (unless otherwise provided in clause (iii) below) the Executive’s continued employment through the consummation of such Company Sale;

(iii) subject to the Release (as defined below), the Additional Equity Grant shall vest with respect to one additional calendar year of service credit upon (and effective as of) a termination of the Executive’s employment without “Cause” or for “Good Reason” at any time prior to a Company Sale; provided, that if a Company Sale is consummated within twelve (12) months following such termination (the “Tail Period”), then the Additional Equity Grant shall vest in full upon the consummation of such Company Sale; provided, further, that if a Company Sale is not consummated within the Tail Period, then any remaining unvested portion (after applying the one-year additional vesting credit) shall be immediately forfeited at the end of such twelve (12) month period (the additional vesting credit under this clause (iii), the “Additional Vesting Credit”); provided, further, that, for the avoidance of doubt, the Annual Compounding (as defined below) shall continue to apply to the extent the Additional Equity Grant remains outstanding during the twelve (12) month period following such termination; and

(iv) the Participation Threshold applicable to the Class B Units issued pursuant to the Additional Equity Grant shall be the Participation Threshold applicable to any Class B Units granted from and after the Effective Date pursuant to the QL Holdings LLC Agreement (i.e., the then-current Fair Market Value of the Company, plus an annually compounding 8% return threshold (the “Annual Compounding”)).

(e) Expenses. The Company shall reimburse the Executive for all reasonable expenses of types authorized by the Company and incurred by the Executive in the performance of his duties hereunder. The Executive shall comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time. To the extent any reimbursements required pursuant to this Section 4(e) are taxable to the Executive, then for purposes of complying with the requirements of Section 409A of the Code, any such reimbursement shall be paid as soon as reasonably possible but in any event, any reimbursement hereunder shall be made no later than the last day of the taxable year following the year in which the expense was incurred.

(f) Other Benefits. The Executive shall be eligible to participate in all employee benefits as are or may be generally provided by the Company to other full-time executives of the Company, to the extent permitted by Law, and as such benefits may be modified from time to time by the Company.

5. Termination and Payments upon Termination.

(a) Death. In the event of the Executive’s death, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall have no further obligation to the Executive beyond the date employment is terminated, other than to pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to his estate (with the amounts due under Sections 5(a)(i), (iii) and (iv) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law), (i) any Base Salary earned but not paid through the date of termination; (ii) any Annual Bonus earned but unpaid with respect to any fiscal year preceding the fiscal year in which the date of termination occurs, payable on the date bonuses are paid to other senior executives of the Company; (iii) reimbursement for any unreimbursed business expenses incurred through the date of termination (provided that such expenses and required substantiation and documentation are submitted within thirty (30) days following termination and that such expenses are reimbursable under the Company’s policy); (iv) any accrued but unused vacation time in accordance with Company policy; (v) all other payments, benefits or fringe benefits as may be provided under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement; and (vi) and any other payments or benefits required by applicable law to be paid or provided to the Executive or his dependents (including under COBRA and any other similar state laws) (collectively, items (i) through (vi) of this Section 5(a) shall be hereafter referred to as the “Accrued Obligations”).

(b) Disability. A termination of Executive’s employment hereunder shall occur at the option of the Company, in the event of the Executive’s Disability, upon thirty (30) days written notice from the Company to the Executive. “Disability” shall mean Executive’s inability to perform the essential duties, responsibilities and functions of his position with the Company as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity provided by the Company or if providing such accommodations would be unreasonable for 180 days (including weekends and holidays) in any 365-day period, all as determined by the Board in its reasonable good faith judgment. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company). If Executive’s employment is terminated by reason of Disability, the Company shall have no further obligation to the Executive beyond the date employment is terminated other than for the Accrued Obligations.

(c) Termination by the Executive.

(i) The Executive shall have the right to terminate this Agreement voluntarily at any time, for any reason, including for Good Reason upon written notice to the Company. In the event of the Executive’s termination without Good Reason, the Company shall have no further obligation to the Executive beyond the date employment is terminated other than for the Accrued Obligations.

(ii) The term “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected by the Company within 30 days following written notification by the Executive to the Company of the occurrence of one of such following events: (i) the Company reducing the amount of Executive’s Base Salary or Target Bonus without the Executive’s consent; provided that an across-the-board reduction in the salary level or target bonus opportunities of the senior executives of the Company as a group by the same percentage amount and approved by the Board, including at least one Management Member Representative will not constitute a reduction in the Executive’s Base Salary or Target Bonus, as applicable, (ii) the Company changing Executive’s titles, reporting requirements or reducing his responsibilities materially inconsistent with the positions he holds, (iii) the Company changing Executive’s place of work to a location more than 25 miles from his present place of work or (iv) the Company materially breaching its obligations under this Agreement; provided that written notice of Executive’s resignation for Good Reason must be delivered to the Company within thirty (30) days after the Executive’s actual knowledge of the occurrence of any such event and the Executive must actually terminate employment within thirty (30) days following the expiration of the Company’s cure period described above in order for Executive’s resignation with Good Reason to be effective hereunder.

(d) Termination by the Company.

(i) The Company shall have the right, subject to Article X of the QL Holdings LLC Agreement, to terminate the employment of the Executive at any time, for any reason, including for Cause, upon written notice to the Executive. In the event of a termination by the Company for Cause, QL Holdings shall be entitled to exercise the Executive Unit Repurchase Right and the Company shall have no further obligation to the Executive beyond the date employment is terminated other than for payment of the Accrued Obligations.

(ii) The term “Cause” shall mean (i) the Executive’s (A) plea of guilty or nolo contendere to, or indictment for, any felony or (B) conviction of a crime involving moral turpitude that has had or could reasonably be expected to have a material adverse effect on QL Holdings or any of its Subsidiaries (collectively, the “Company Group”), (ii) the Executive’s commitment of an act of fraud, embezzlement, material misappropriation or breach of fiduciary duty against any member of the Company Group, (iii) the Executive’s failure for any reason after ten (10) days written notice thereof to correct or cease any refusal or intentional or willful failure to comply with the lawful, reasonably appropriate requirement of the Company, as communicated by the Board, (iv) the Executive’s chronic absence from work, other than for medical reasons, or a breach of Section 3(d), unless approved by the Board in writing, (v) the Executive’s use of illegal drugs that has materially affected the performance of Executive’s duties, (vi) gross negligence or willful misconduct in the Executive’s duties hereunder that has caused substantial injury to the Company or (vii) the Executive’s breach of any non-competition, non-solicitation, and/or confidentiality provision under the QL Holdings LLC Agreement or any material breach of any proprietary/confidential information or assignment of inventions agreement between the Executive and any member of the Company Group (after taking into account any cure periods in connection therewith); unless, in each case, the event constituting Cause is curable, and has been cured by the Executive within ten (10) days of his receipt of written notice from the Company that an event constituting Cause has occurred and specifying the details of such event. For the avoidance of doubt, the occurrence of any event described in subsections (i) and (ii) above shall be deemed to be incurable by the Executive.

(e) Termination by Company without Cause; Termination by Executive for Good Reason.

(i) If Executive’s employment is terminated by the Company other than for Cause or by the Executive for Good Reason, the Company shall have no further obligation to the Executive beyond the date employment is terminated other than to pay or provide the Executive with the following:

(A) the Accrued Obligations;

(B) subject to (x) the Executive delivering to the Company and not revoking a signed general release of claims in favor of the Company in the form attached as Exhibit A hereto (the “Release”) within the Release Delivery Period (as defined below) and (y) the Executive’s not having materially violated his restrictive covenant obligations under Article XI of the QL Holdings LLC Agreement (the “Restrictive Covenants”), such violation determined pursuant to Section 5(f) hereof:

a. an amount equal to the Executive’s Base Salary at the rate in effect at the time of termination (not taking into account any reduction constituting Good Reason), payable in equal installments over the twelve (12) month period following termination, in accordance with the normal payroll practices of the Company (the “Severance Payment Schedule”), which shall be paid beginning with the Company’s next regular payroll period on or following the Release Effective Date (as defined below) but shall be retroactive to first business day following the date of such termination, with any payments delayed pending the occurrence of the Release Effective Date to be payable in accordance with Section 5(e)(ii) hereof;

b. an amount equal to the Executive’s Target Bonus in respect of the year in which such termination occurs multiplied by a fraction, (1) the numerator of which shall equal the number of days elapsed between (and inclusive of) January 1 of the applicable year and the date of such termination, plus 183 days, and (2) the denominator of which shall equal the total number of days in such year), such pro rata Target Bonus to be payable over the Severance Payment Schedule at the same time that continued Base Salary is paid to the Executive in accordance with Sections 5 (e) (i)(B)(a) and 5(e)(ii) hereof;

c. the Additional Vesting Credit; and

d. subject to (1) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and (2) the Executive’s continued co-payment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), Company contributions to the premium cost of the Executive’s coverage and that of his eligible dependents under the Company’s group health plan in which the Executive participates at the rate it contributed to the Executive’s premium cost of coverage on the date of termination, for a period of twelve (12) months following the date of such termination or, if earlier, until the date the Executive obtains other employment that offers group health benefits or is otherwise no longer eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 5(e) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

(ii) The Release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Executive’s termination (the “Release Delivery Period”). All payments and benefits delayed pending delivery of the Release (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum following the date on which the Release becomes effective and no longer subject to revocation (the “Release Effective Date”), and any remaining payments and benefits due under this Section 5(e) following the Release Effective Date shall be paid or provided in accordance with the normal payment dates specified for them herein; provided that if the Release Delivery Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year.

(f) Compliance with Restrictive Covenants. If the Board of Managers of QL Holdings determines in good faith that the Executive has materially violated any of the Restrictive Covenants, any rights of the Executive to receive severance pursuant to this Agreement or otherwise shall immediately cease, and the Company shall be entitled to demand that any severance previously paid to the Executive shall be immediately payable by him to the Company; provided, that if the Executive challenges such determination by written notice to the Company, the Company’s recoupment of the portion of severance previously paid shall be subject to a determination by a court of competent jurisdiction, in a final, non-appealable, verdict, that the Executive has materially violated any of the Restricted Covenants. If, however, a court of competent jurisdiction determines, in a final, non-appealable, verdict, that the Executive has not materially violated any of the Restricted Covenants, then the full amount of the severance held back pursuant to this Section 5(f) shall be immediately payable by the Company to the Executive and the recoupment of the portion of severance previously paid shall not apply. For the avoidance of doubt, this paragraph will not diminish any remedies that the Company may have, including the right of the Company to claim and recover damages in addition to injunctive relief.

(g) Survival of Certain Provisions. Notwithstanding the termination of Executive’s employment hereunder, provisions of this Agreement (including Section 6 hereof) shall survive any termination of this Agreement as so provided herein.

6. Repurchase Right. In the event that, prior to any Qualified Public Offering, the employment relationship of the Executive is terminated by the Company for Cause under clause (i), (ii), (iii) or (vii) of the definition of Cause set forth in Section 5(d)(ii) hereof, QL Holdings shall have the right to repurchase from the Executive and/or QLH all or any portion of the Executive Units (the “Executive Unit Repurchase Right”) at a price per Executive Unit equal to the Unit Fair Market Value.

(a) Exercise of Repurchase Right. If QL Holdings elects to repurchase Executive Units from the Executive or QLH pursuant to this Section 6, QL Holdings shall deliver written notice of its election to the Executive (a “Repurchase Notice”) within one hundred twenty (120) days of the date of termination of the Executive’s employment. The Repurchase Notice shall set forth the number of Executive Units to be acquired from the Executive and/or QLH, as the case may be, the aggregate consideration to be paid in cash for such Executive Units, QL Holdings’ determination of the Fair Market Value and resulting calculation of Unit Fair Market Value of each Unit, and the time and place for the closing of the transaction. The closing of the purchase of the Executive Units pursuant to the Repurchase Notice shall take place on the date designated by QL Holdings in the Repurchase Notice, subject to an extension of up to no more than ninety (90) days to enable resolution of a dispute pursuant to Section 6(b) hereof of the determination of Fair Market Value, and the resulting calculation of Unit Fair Market Value. QL Holdings shall pay for the Executive Units to be purchased pursuant to the Repurchase Notice by (i) check or (ii) wire transfer of immediately available funds. In connection with any such purchase of Executive Units, QL Holdings will be entitled to receive customary representations and warranties from the Executive and/or QLH, as the case may be, regarding the valid ownership of such Executive Units, free of all liens and encumbrances (other than those arising under applicable securities laws), and the Executive’s and/or QLH’s authority, power and right to sell such Executive Units without violating any other agreement.

(b) Determination of Fair Market Value. The Executive may dispute QL Holdings’ determination of Fair Market Value used in the calculation of the Unit Fair Market Value by delivery of a written notice to QL Holdings (a “FMV Dispute Notice”) within ten (10) Business Days of the Repurchase Notice. If QL Holdings and the Executive are unable to reach a resolution within thirty (30) days after the delivery of a FMV Dispute Notice, they shall jointly retain and refer their disagreements to a nationally known firm with expertise in the valuation of companies designated by the Company and subject to the Executive’s approval, which approval shall not be unreasonably withheld or delayed (the “Independent Expert”). The parties shall submit their respective determinations of Fair Market Value (each, a “FMV Calculation”) to the Independent Expert and shall instruct the Independent Expert to determine the Fair Market Value; provided that the Independent Expert may not assign a value greater than the greatest FMV Calculation or less than the smallest FMV Calculation. QL Holdings and the Executive shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. QL Holdings and the Executive shall use reasonable efforts to cause the Independent Expert to deliver to QL Holdings and the Executive a report which sets forth its determination of Fair Market Value within thirty (30) days after its retention. The decision of the Independent Expert shall be final, conclusive and binding on the parties, provided that if the determination of Fair Market Value by the Independent Expert is greater than the FMV Calculation submitted by QL Holdings, QL Holdings may rescind its Repurchase Notice in its sole discretion. Each party shall bear a proportionate share of the costs and expenses of the Independent Expert equal to the percentage which the difference between such party’s FMV Calculation and the Independent Expert’s determination of Fair Market Value bears to the spread between the two FMV Calculations; provided that if QL Holdings rescinds its Repurchase Notice as provided above, QL Holdings shall bear 100% of the costs and expenses of the Independent Expert. QL Holdings and the Executive agree to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.

(c) No Obligation to Exercise Executive Unit Repurchase Right. Each of the Executive and QLH hereby acknowledges that QL Holdings has no obligation, either now or in the future, to repurchase any Executive Units, at any time.

7. Successors.

(a) Company’s Successors. The Executive may not assign or transfer this Agreement or any of his rights, duties or obligations hereunder. The Company may assign this Agreement to any Affiliate thereof or to any person or entity acquiring all or substantially all of the assets or business (by merger or otherwise) of the Company or any such Affiliate so long as such person, entity or Affiliate assumes the Company’s obligations hereunder.

(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Upon the Executive’s death, all amounts to which he is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

8. Miscellaneous.

(a) Modification; Governing Law. No provision of this Agreement may be modified unless such modification is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of laws principles.

(b) Notices. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be given to the other party in person, by registered or certified mail, return receipt requested, postage prepaid, by reputable overnight courier, overnight delivery requested, by telecopier (provided that confirmation of transmission is retained by the party giving notice) or by electronic mail addressed as follows:

If to the Executive:

Steven Yi

With copies to:

Kirkland & Ellis LLP

333 South Hope Street

29th Floor

Los Angeles, CA 90071

Attention: Hamed Meshki

Facsimile: (213) 680-8500

Attention: Michael Krasnovsky

Facsimile: (212) 446 4900

If to the Company or QL Holdings:

QuoteLab, LLC

700 S. Flower St., Suite 640

Los Angeles, CA 90017

Attn: CEO

With copies to:

White Mountains Capital, Inc.

80 South Main St.

Hanover, NH 03755

Facsimile/Email: (603) 643-4562

Attention: President

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when delivered in person by telecopier or by electronic mail, three (3) business days after being sent by mail, or the next business day after being sent by overnight courier.

(c) Withholding. The Company shall be entitled to deduct and/or withhold, as the case may be, from the compensation amounts payable under this Agreement, all amounts required to be deducted or withheld under any federal, state or local law or regulation, or in connection with any Company employee benefit plan in which the Executive participates and which mandates a contribution, assessment or co-payment by the participants therein.

(d) Tax Characterization. The Company, QL Holdings and the Executive agree that for all tax purposes, the Executive shall not be treated as an “employee,” but instead any amounts required to be included in income by the Executive, including, but not limited, amounts paid or deemed paid to the Executive pursuant to Section 4(b) and 4(e) hereof shall be characterized as a “guaranteed payment” under Section 707(c) of the Code by QL Holdings to the Executive.

(e) Section 409A Compliance.

(i) The Company and the Executive intend that the benefits and payments described in this Agreement shall comply with, or be exempt from, the requirements of Section 409A of the Code (“Code Section 409A”). The Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment” or like terms shall mean “separation from service”. Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service”, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 8(e)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the date of the “separation from service”, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(f) Executive’s Cooperation. During the Term and thereafter, Executive shall cooperate with the Company and its Affiliates in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this paragraph, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts. In addition, unless prohibited by applicable law, rule or regulation, the Company shall pay the Executive an hourly fee, in an amount (rounded to the nearest whole cent) determined by dividing the Executive’s Base Salary as in effect on the date of termination (but without giving effect to any reduction that gave rise to Good Reason) by 2,080, for services rendered by the Executive in complying with this Section 8 (f).

(g) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(i) Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and, effective as of the Effective Date, fully supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the parties hereto in respect of such matters, including, without limitation, the Original Agreement. The Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

EXECUTIVE:

/s/ Steven Yi
Steven Yi

COMPANY:

QUOTELAB, LLC

By:	/s/ Steven Yi
Name: Steven Yi
Title: President & CEO

QL HOLDINGS LLC

By:	/s/ Steven Yi
Name: Steven Yi
Title: Manager

QUOTELAB HOLDINGS, INC.

By:	/s/ Steven Yi
Name: Steven Yi
Title: President & CEO

[Signature Page to Employment Agreement (Steven Yi)]

EXHIBIT A

RELEASE AGREEMENT

This RELEASE AGREEMENT (this “Agreement”) is entered into by Steven Yi (“Employee”) in exchange for the consideration set forth on Exhibit A. Employee hereby agrees as follows:

1. Release.

(a) Employee, on behalf of Employee and Employee’s heirs, spouse, executors, administrators, successors and assigns, hereby voluntarily, unconditionally, irrevocably and absolutely releases and discharges each member of the Company Group (defined below) and each of its predecessors, successors and assigns, and each of their respective past, present and future employees, officers, directors, agents, owners, partners, members, equity holders, shareholders, representatives, attorneys, insurers and benefit plans (collectively, the “Released Parties”), from all claims, demands, causes of action, suits, controversies, actions, crossclaims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, claims for costs and attorneys’ fees, losses or liabilities of any nature whatsoever in law and in equity and any other liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (hereinafter, “Claims”) that Employee has or may have against the Released Parties from the beginning of time through the date upon which Employee signs this Agreement, including, but not limited to, those Claims: (i) arising from or in any way related to Employee’s employment or termination of employment with any of the Released Parties; (ii) arising from or in any way related to any agreement with any of the Released Parties, including under that certain Employment Agreement to which Employee is a party and pursuant to which this Agreement is being executed and delivered (the “Employment Agreement”); and/or (iii) arising from or in any way related to awards, policies, plans, programs or practices of any of the Released Parties that may apply to Employee or in which Employee may participate, in each case, including, but not limited to, (x) any Claims for an alleged violation of any federal, state or local laws or regulations, to the extent permitted by applicable law, including, but not limited to, the Age Discrimination in Employment Act, California Civil Code and the California Fair Employment and Housing Act; (y) any Claims for negligent or intentional infliction of emotional distress, breach of contract, fraud or any other unlawful behavior; and (z) any Claims for wages, commissions, incentive pay, vacation, paid time off, expense reimbursements, severance pay and benefits, retention pay, benefits, notice pay, punitive damages, liquidated damages, penalties, attorneys’ fees, costs and/or expenses. As used herein, “Company Group” means, collectively, QuoteLab, LLC, a Delaware limited liability company (the “Company”), QL Holdings, LLC, a Delaware limited liability company, and each of their respective parents, subsidiaries and affiliates.

(b) Employee represents that Employee has not made assignment or transfer of any right or Claim covered by this Agreement and Employee represents that Employee is not aware of any such right or Claim. Employee further affirms that he has not filed or caused to be filed, and presently is not a party to, any Claim, complaint or action against any of the Released Parties in any forum or form and that he knows of no facts which may lead to any Claim, complaint or action being filed against any of the Released Parties in any forum by Employee or by any agency, group, or class of persons. Employee further affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act of 1993. If any agency or court assumes jurisdiction of any such Claim, complaint or action against any of the Released Parties on behalf of Employee, Employee will request such agency or court to withdraw the matter.

(c) Employee understands that Employee may later discover claims or facts that may be different than, or in addition to, those which Employee now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or Employee’s decision to enter into it. Employee hereby waives any right or claim that might arise as a result of such different or additional claims or facts, and Employee understands the provisions of California Civil Code Section 1542 and hereby expressly waives any and all rights, benefits and protections of the statute, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(d) This Agreement is not intended to bar any rights or Claims by Employee (i) that may not be waived by private agreement under applicable law, such as rights or Claims for workers’ compensation or unemployment insurance benefits, (ii) with respect to his rights to “Accrued Obligations” (as defined under the Employment Agreement) and the payments and benefits set forth on Exhibit A, (iii) under the Company’s 401(k) plan (if any), (iv) with respect to directors’ and officers’ liability insurance coverage or indemnification rights (if any) and/or (v) arising out of Employee’s rights, if any, in his capacity as a holder of Units (as defined in the Second Amended and Restated Limited Liability Company Agreement of QL Holdings LLC (as may be amended from time to time (the “LLC Agreement”)) in accordance with the LLC Agreement and the applicable plan and award agreements evidencing such Units.

(e) Nothing in this Agreement is intended to prohibit or restrict Employee’s right to file a charge with, or participate in a charge by, the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing; provided, however, that Employee hereby waives the right to recover any monetary damages or other relief against any Released Parties. Nothing in this Agreement shall prohibit Employee from receiving any monetary award to which Employee becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

2. Consultation/Voluntary Agreement. Employee acknowledges that the Company has advised Employee to consult with an attorney prior to executing this Agreement. Employee has carefully read and fully understands all of the provisions of this Agreement. Employee is entering into this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration to which Employee would not be entitled in the absence of executing and not revoking this Agreement.

3. Review and Revocation Period.

(a) Employee has been given at least twenty-one (21) calendar days to consider the terms of this Agreement, although Employee may sign it sooner, so long as it is after Employee’s last day of employment with the Company.

(b) Employee will have seven (7) calendar days from the date on which such Employee signs this Agreement to revoke Employee’s consent to this Agreement. Such revocation must be in writing and must be e-mailed to the Company’s General Counsel. Notice of such revocation must be received within the seven (7) calendar days referenced above.

(c) In the event of such revocation by Employee, this Agreement shall be null and void in its entirety and Employee shall not have any rights to the consideration set forth on Exhibit A. Provided that Employee does not revoke this Agreement within the time period set forth above, this Agreement shall become effective on the eighth (8th) calendar day after the date upon which Employee signs it.

4. Permitted Disclosures. Nothing in this Agreement shall prohibit or restrict either party or their respective attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement prohibits or restricts Company or Employee from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Without limiting the foregoing, nothing in this Agreement prohibits Employee from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934 (the “Exchange Act”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (ii) providing confidential information to the SEC to the extent permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act.

5. Nondisparagement. Employee shall not, directly or indirectly, disparage any member of the Company Group or any of its employees, officers, directors, partners, members, equity holders, shareholders or other owners, or any of its or their businesses, products, operations or practices. The Company shall not, and shall instruct its directors and executive officers (and those of its subsidiaries or affiliates) not to, directly or indirectly, disparage the Employee. Notwithstanding the foregoing, nothing in this Agreement shall preclude the making of truthful statements that are required by applicable law, regulation or legal process.

6. Return of Property. Employee represents that Employee has returned to the Company all of the Company’s property, including, but not limited to, all computer equipment, Company cars, property passes, keys, credit cards, business cards, identification passes, documents, business information market studies, financial data, memoranda and/or confidential, proprietary or nonpublic information.

7. Savings Clause. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, this Agreement shall be enforceable as closely as possible to its original intent, which is to provide the Released Parties with a full release of all legally releasable claims through the date upon which Employee signs this Agreement.

8. Third-Party Beneficiaries. Employee acknowledges and agrees that all Released Parties are third-party beneficiaries of this Agreement and have the right to enforce this Agreement.

9. No Admission of Wrongdoing. Employee agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by any Released Parties of any improper or unlawful conduct.

10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

11. Entire Agreement; No Oral Modifications. This Agreement sets forth Employee’s entire agreement with the Company with respect to the subject matter hereof and shall supersede all prior and contemporaneous communications, negotiations, agreements and understandings, written or oral, with respect thereto. This Agreement may not be modified, amended or waived unless mutually agreed to in writing by Employee and the Company.

IN WITNESS WHEREOF, Employee has executed this Agreement as of the below-indicated date.

EMPLOYEE

(Signature)

Print Name:

Date:	[1]

[1]	To be dated no earlier than the Last Day of Employment and no later than 52 days after the Last Day of Employment.